Exhibit 99.1

Kona Grill Announces Signing of Lease in Boise, Idaho

SCOTTSDALE, AZ, December 28, 2012—Kona Grill, Inc. (NASDAQ: KONA), an American grill and sushi bar, has signed a lease for 6,649 square feet at The Village at Meridian, a lifestyle development in the Boise metropolitan area, one of the fastest growing areas in the Northwest.

The restaurant will be located in one of the most significant commercial projects ever developed in the state of Idaho and is located in one of the most populous areas in the state with daily traffic of over 90,000 cars. The project is well positioned to serve the strongest household demographics in the Boise region and will draw traffic from 300,000 employees in the trade area. The initial project will consist of over 500,000 square feet of retail, entertainment, restaurant and office space and is expected to open in the fourth quarter of 2013. In addition to offering its unique dining experience in Boise, Kona Grill will bring an estimated 100 new jobs to the area.

"We are excited to reignite the growth of Kona Grill with the signing of the Boise lease,” said Berke Bakay, President and Chief Executive Officer of Kona Grill. “We have great confidence in the long-term prospects of our brand and continue to work diligently on evaluating several prospective locations to expand our concept in a disciplined manner.”

About Kona Grill
Kona Grill (NASDAQ: KONA) features American favorites with an international influence and award-winning sushi in a casually elegant atmosphere. Kona Grill owns and operates 23 restaurants, guided by a passion for quality food and personal service. Restaurants are currently located in 16 states: Arizona (Chandler, Gilbert, Phoenix, Scottsdale); Colorado (Denver); Connecticut (Stamford); Florida (Tampa); Illinois (Lincolnshire, Oak Brook); Indiana (Carmel); Louisiana (Baton Rouge); Maryland (Baltimore); Michigan (Troy); Minnesota (Eden Prairie); Missouri (Kansas City); Nebraska (Omaha); New Jersey (Woodbridge); Nevada (Las Vegas); Texas (Austin, Dallas, Houston, San Antonio); Virginia (Richmond). For more information, visit www.konagrill.com.

Kona Grill Investor Relations Contact:
Liolios Group, Inc.
Cody Slach
Tel 1-949-574-3860
KONA@liolios.com